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                                                                     EXHIBIT 5.1


                                 Bryan Cave LLP
                            120 Broadway, Suite 300
                          Santa Monica, CA 90401-2386
                               Tel (310) 576-2100
                               Fax (310) 576-2200
                               www.bryancave.com



December 12, 2003


Tekelec
26580 West Agoura Road
Calabasas, California  91302

Re:  Tekelec - Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Tekelec, a California corporation (the "Company"), in connection with that certain Registration Statement on Form S-3, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the resale from time to time of up to (i) $125,000,000 aggregate principal amount of the Company's 2.25% Senior Subordinated Convertible Notes Due 2008 (the "Notes") and (ii) up to 6,361,325 shares (as such number may be adjusted) of Common Stock, without par value, of the Company (the "Common Stock"), issuable upon conversion of the Notes in accordance with the Indenture, dated as of June 17, 2003, between the Company and Deutsche Bank Trust Company Americas, as trustee (the "Indenture").

In connection herewith, we have examined:

        (1)    the Company's Amended and Restated Articles of Incorporation;

        (2)    the Company's Bylaws, as amended;

        (3) the Notes, the Indenture, the Purchase Agreement, dated as of June 11, 2003, between the Company and the initial purchaser named therein, and the resolutions duly adopted by the Board of Directors of the Company on June 10, 2003 (collectively, the "Transaction Documents").

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual

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Tekelec
December 12, 2003
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inquiries as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the Transaction Documents and the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to certificates and statements of appropriate representatives of the Company.

In connection herewith, we have assumed that, other than with respect to the Company, all of the documents referred to in this opinion have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based on the foregoing and in reliance thereon, subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

(i) The Notes constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

(ii) The shares of Common Stock issuable upon conversion of the Notes have been duly authorized and, when issued in accordance with the terms of the Indenture and the Notes, will be validly issued, fully paid and non-assessable.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, qualifications, limitations and exceptions:

        (a) Our opinions herein reflect only the application of applicable California law and the Federal laws of the United States. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.



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Tekelec
December 12, 2003
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        (b) The enforceability of the Notes may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

        (c) Our opinions are further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental agencies that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; and (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected.

        (d) We express no opinion as to:

               (i) the enforceability of any provision in the Notes purporting or attempting to (A) provide that remedies are cumulative or that decisions by a party are conclusive or (B) modify or waive the rights to notice, legal defenses, statutes of limitations or other benefits that cannot be waived under applicable law, because such provisions are subject to determination by the courts in which litigation may be instituted that such provisions are fair and reasonable and comply with and/or are permitted by applicable constitutional provisions and by applicable laws, regulations and rules of court; and

               (ii) the enforceability of any rights to collection of liquidated damages or penalties in the Notes.

This opinion is being furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Act in connection with the Registration Statement. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to use of our name under the caption "Legal Matters" in the prospectus filed as a part thereof. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Notes or the Common Stock. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under
Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Bryan Cave LLP